UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 11, 2012

TMX FINANCE LLC

(Exact name of registrant as specified in its charter)

Delaware	333-172244	20-1106313
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Bull Street, Suite 200

Savannah, Georgia 31401

(Address of principal executive offices)

(912) 525-2675

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President

On January 11, 2012, Patrick J. Venezia, age 48, was appointed President of TMX Finance LLC (the “Company”), effective February 6, 2012. Prior to joining the Company, Mr. Venezia spent four years at Wal-Mart Stores, Inc. (“Wal-Mart”) as the Northeast Division President and Senior Vice President overseeing sales, growth, and profitability objectives for the division. Prior to Wal-Mart, Mr. Venezia spent five years at Wells Fargo Merchant Services as President and General Manager, and another seven and a half years at Procter & Gamble Company in various brand manager roles in the Baby Care Division. Mr. Venezia also served as an Officer of the United States Army for approximately nine years before joining Procter & Gamble Company.

The terms of Mr. Venezia’s employment are outlined in an offer letter pursuant to which his base salary initially would be paid at an annual rate of $500,000, increasing at an annualized rate of $25,000 per year on each of the first five anniversaries of his start date, provided that Mr. Venezia remains employed by the Company on each such date. Mr. Venezia would be eligible to earn a monthly bonus equal to a percentage of the Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the prior calendar month if he meets the standards for his position, as determined by the Chief Executive Officer, and he remains employed by the Company at the end of such month. The monthly bonus percentage would be fixed at 0.25% of monthly EBITDA for up to the first five years of employment.

In addition, Mr. Venezia would be eligible to receive relocation assistance in connection with his proposed move to Savannah, Georgia (which amounts would include payment of packing and moving expenses, a $2,500 monthly temporary housing allowance for up to six months, and payment of realtor fees, loan origination fees, and other real estate expenses directly associated with his relocation (not to exceed the lesser of (i) $50,000 or (ii) 7% (net) of the sales price of his home in Mason, Ohio)). Such relocation amounts are recoverable by the Company in the event of Mr. Venezia’s resignation or termination by the Company for cause within the first 12 months from his start date.

The offer letter also indicates that in the event Mr. Venezia’s employment with the Company is terminated by the Company without cause during the first 12 months of employment, he will be entitled to separation payments equal to 18 months of base salary. In the event Mr. Venezia’s employment with the Company is terminated by the Company without cause or voluntarily terminated by Mr. Venezia at least 12 months following his start date, Mr. Venezia would be entitled to separation payments equal to the greater of (i) 18 months of base salary or (ii) an amount equal to (a) the Company’s EBITDA for the calendar year preceding the year in which the separation occurs, multiplied by (b) a “value of separation” amount equal to 0.5% (increasing by 0.1% on each anniversary of the start date) and (c) a “vesting percentage” equal to 66% (increasing to 100% after the second anniversary of the start date or upon an earlier change in control of the Company). Such separation amount would be payable in monthly installments over a period of 24 months. Any separation payment will be contingent upon execution and non-revocation of a separation and release agreement and compliance with all post-termination obligations to the Company, including those set forth in an employment covenants agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TMX Finance LLC

Dated: January 18, 2012	By:	/s/ Donald E. Thomas
Donald E. Thomas
Chief Financial Officer